Exhibit 3.1

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

ABLYNX

Public limited liability company

making or having made a public call on savings

(“naamloze vennootschap die een openbaar beroep

op het spaarwezen doet of heeft gedaan”)

Technologiepark 21

B-9052 Zwijnaarde

Belgium

Enterprise Number 0475.295.446

Register of Legal Entities Ghent

ARTICLES OF ASSOCIATION

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

COORDINATED ARTICLES OF ASSOCIATION AS AT 13 SEPTEMBER 2017

Company established by deed executed before Notary Jean-Philippe Lagae in Brussels on fourth of July two thousand and one, published in the annexes of the Belgian State Gazette of twenty fifth July thereafter, under the number 20010725-511.

The articles of association have been modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on ninth of October two thousand and one, published in annexes of the Belgian State Gazette of the first of October thereafter, under the number 20011101-499.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on fourteenth of November two thousand and one, published in annexes of the Belgian State Gazette of twelve December thereafter, under the number 20011212-359.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on twelve June two thousand and two, published in annexes of the Belgian State Gazette of six July thereafter, under the number 20020706-312.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on first of August two thousand and two, published in annexes of the Belgian State Gazette of twenty August thereafter, under the number 20020820-283.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on thirty first of March two thousand and four, published in annexes of the Belgian State Gazette of twenty seventh April thereafter, under the number 04064801.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on twenty one October two thousand and four, published in annexes of the Belgian State Gazette of sixteen November thereafter, under the number 04157165.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on fifteen December two thousand and five, published in annexes of the Belgian State Gazette of tenth of January thereafter, under the number 06010228.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on twenty third of August two thousand and six, published in annexes of the Belgian State Gazette of twenty September thereafter, under the number 06145271.

Articles of association modified according to the minutes recorded by Notary Michèle Hoste in Ghent, replacing Notary Jean-Philippe Lagae in Brussels, on second of April two thousand and seven, published in annexes of the Belgian State Gazette of nineteen April thereafter, under the number 07058335.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on twelve October two thousand and seven, published in annexes of the Belgian State Gazette of six November and on 7 December thereafter, under the numbers 07160494 and 07176689 respectively.

Articles of association modified according to the minutes recorded by Notary Isabelle Raes in Sint-Jans-Molenbeek, replacing Notary Jean-Philippe Lagae in Brussels on ninth of November two thousand and seven, published in annexes of the Belgian State Gazette of twenty nine November thereafter, under the number 07171318.

Articles of association modified according to the minutes recorded by Notary Michèle Hoste in Ghent, replacing Notary Jean-Philippe Lagae in Brussels on 12 December 2007, published in annexes of the Belgian State Gazette of 24 December 2007, under the number 07185459.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 17 January 2008, published in annexes of the Belgian State Gazette of 4 February 2008, under the number 08019582.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 22 April 2008, published in annexes of the Belgian State Gazette of 7 May 2008, under the number 08068061.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 30 July 2008, published in annexes of the Belgian State Gazette of 18 August 2008, under the number 08135240.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 23 October 2008, published in annexes of the Belgian State Gazette of 14 November 2008, under the number 08178863.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 23 January 2009, published in annexes of the Belgian State Gazette of 12 February 2009, under the number 09022932.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 24 July 2009, published in annexes of the Belgian State Gazette of 4 August 2009, under the number 09303230.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 28 October 2009, published in annexes of the Belgian State Gazette of 23 November 2009, under the number 090164160.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 20 January 2010, published in annexes of the Belgian State Gazette of 11 February 2010, under the number 10022552.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 18 March 2010, published in annexes of the Belgian State Gazette of 9 April 2010, under the number 10051227.

Articles of association modified according to the minutes recorded by substitute-notary David Indekeu, designated by the Chairman of the Court of first instance in Brussels on 22 December 2009, replacing Notary Jan-Luc Indekeu, replacing Notary Jean-Philippe Lagae in Brussels on 21 April 2010, published in annexes of the Belgian State Gazette of 5 May 2010, under the number 10064952.

Articles of association modified according to the minutes recorded by Notary Michèle Hoste in Ghent, replacing Notary Jean-Philippe Lagae in Brussels on 29 April 2010, published in annexes of the Belgian State Gazette of 17 May thereafter, under the number 2010-05-17/10070730.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 19 July 2010, published in annexes of the Belgian State Gazette of 2 August 2010, under the number 10115281.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 20 October 2010, published in annexes of the Belgian State Gazette of 8 November 2010, under the number 10162548.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 11 January 2011, published in annexes of the Belgian State Gazette of 10 February 2011, under the number 11022572.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 19 January 2011, published in annexes of the Belgian State Gazette of 10 February 2011, under the numbers 11022247 and 11022572.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 21 April 2011, published in annexes of the Belgian State Gazette of 18 mei 2011, under the number 11074802.

Articles of association modified according to the minutes recorded by Notary Michèle Hoste in Ghent, replacing Notary Jean-Philippe Lagae in Brussels on 28 April 2011, published in annexes of the Belgian State Gazette of 23 May 2011, under the number 11077136.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 20 July 2011, published in annexes of the Belgian State Gazette of 12 August 2011, under the number 11125000.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 18 January 2012, published in annexes of the Belgian State Gazette of 15 February 2012, under the number 12038384.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 19 April 2012, published in annexes of the Belgian State Gazette of 16 May 2012, under the number 12090402.

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere, with offices in Ledeberg (Ghent), replacing Notary Jean-Philippe Lagae in Brussels on 26 April 2012, published in annexes of the Belgian State Gazette of 22 May 2012, under the number 12092590.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 18 October 2012, published in annexes of the Belgian State Gazette of 5 November 2012, under the number 12180075.

Articles of association modified according to the minutes recorded by notary Jean-Philippe Lagae in Brussels on 18 January 2013, published in annexes of the Belgian State Gazette of 7 February 2013, under the number 13023732.

Articles of association modified (modified deed) according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 13 February 2013, published in annexes of the Belgian State Gazette of 7 March 2013, under the number 13039082.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 5 March 2013, published in annexes of the Belgian State Gazette of 20 march 2013, under the number 13045349.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 18 April 2013, published in the annexes of the Belgian State Gazette of 7 May 2013, under the number 13070135.

Articles of association modified according to the minutes and deed executed by Notary Jean-Philippe Lagae in Brussels on 18 July 2013, published in the annexes of the Belgian State Gazette of 8 August 2013, under the number 13124641

Articles of association modified according to the minutes drawn up by Notary Dirk Delbaere in Ledeberg (Gent), replacing Notary Jean-Philippe Lagae in Brussels, on 5 August 2013, published in the annexes of the Belgian State Gazette of 22 August 2013, under the number 13130896.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 17 October 2013, published in the annexes of the Belgian Gazette of 31 October 2013, under the number 13165769.

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere, in Ledeberg (Ghent) replacing Notary Jean-Philippe Lagae in Brussels on 25 November 2013, published in the annexes of the Belgian State Gazette of 11 December 2013, under the number 13185495.

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Jean-Philippe Lagae in Brussels on 17 January 2014, published in the annexes of the Belgian State Gazette of 17 February 2014, under the number 14044105.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 18 April 2014, published in the annexes of the Belgian State Gazette of 8 May 2014, under the number 0095417.

Articles of association modified according to the minutes recorded on 30 June 2014 and according to the deed of 3 July 2014 by notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Jean-Philippe Lagae in Brussels, published in the annexes of the Belgian State Gazette of 24 July 2014, under the number 14142947.

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 17 July 2014, published in the annexes of the Belgian State Gazette of 1 August 2014, under the number 0148271

Articles of association modified according to the minutes recorded by Notary Jean-Philippe Lagae in Brussels on 17 October 2014, published in the annexes of the Belgian State Gazette of 7 November 2014, under the number 14204145

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Jean-Philippe Lagae in Brussels on 19 January 2015, published in the annexes of the Belgian State Gazette of 6 February 2015, under the number 15020899.

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Kim Lagae in Brussels on 16 March 2015, published in the annexes of the Belgian State Gazette of 15 April 2015, under the number 15054648

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 17 April 2015, published in the annexes of the Belgian State Gazette of 12 May 2015, under the number 15067413.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 3 June 2015, published in the annexes of the Belgian State Gazette of 24 June 2015, under the number 15089473.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 17 July 2015 and according to the minutes recorded by Notary Kim Lagae in Brussels on 29 July 2015, published in the annexes of the Belgian State Gazette of 20 August 2015, under the number 15120408.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 19 October 2015, published in the annexes of the Belgian State Gazette of 12 November 2015, under the number 15158615.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 7 December 2015, published in the annexes of the Belgian State Gazette of 30 December 2015, under the number 15182155.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 15 December 2015 published in the annexes of the Belgian State Gazette of 4 January 2016, under the number 16000469.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 18 January 2016 published in the annexes of the Belgian State Gazette of 5 February 2016, under the number 16019526.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 17 February 2016 published in the annexes of the Belgian State Gazette of 1 March 2016, under the number 16031126.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 17 March 2016 published in the annexes of the Belgian State Gazette of 11 April 2016, under the number 16049773.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 20 April 2016 published in the annexes of the Belgian State Gazette of 17 May 2016, under the number 16066800

Articles of association modified according to the minutes recorded on 1 June 2016 and according to the deed of 6 June 2016 by Notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Kim Lagae in Brussels, published in the annexes of the Belgian State Gazette of 30 June 2016, under the number 16090350

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 19 July 2016 published in the annexes of the Belgian State Gazette of 5 August 2016, under the number 16110944

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 18 October 2016 published in the annexes of the Belgian State Gazette of 8 November 2016, under the number 16153401

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 9 November 2016 published in the annexes of the Belgian State Gazette of 5 December 2016, under the number 16166772

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 17 January 2017 published in the annexes of the Belgian State Gazette of 7 February 2017, under the number 17021075.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 19 April 2017, published in the annexes of the Belgian State Gazette of 15 May 2017, under the number 17068491.

Articles of association modified according to the minutes recorded by Notary Dirk Delbaere in Ledeberg (Ghent) replacing Notary Kim Lagae in Brussels on 15 May 2017, published in the annexes of the Belgian State Gazette of 14 June 2017, under the number 17083000.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 18 July 2017, published in the annexes of the Belgian State Gazette of 2 August 2017, under the number 17112532.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 8 August 2017, published in the annexes of the Belgian State Gazette of 28 August 2017, under the number 17123717.

Articles of association modified according to the minutes recorded by Notary Kim Lagae in Brussels on 13 September 2017, deposited for publication.

CHAPTER 1: NATURE OF THE COMPANY

Article 1: Corporate form and name

The Company is incorporated as a limited liability company (“naamloze vennootschap”); it is a company making or having made a public call on savings (“vennootschap die een openbaar beroep op het spaarwezen doet of heeft gedaan”) within the meaning of Article 438 of the Belgian Company Code.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Its name is “Ablynx”.

Article 2: Registered office

The registered office is located at Technologiepark 21, 9052 Zwijnaarde, Belgium.

It may be transferred to any other location within the Flemish Region (“Vlaams Gewest”) by ordinary decision of the board of directors.

The company may, by ordinary decision of the board of directors, establish places of business, branch offices or representative offices in Belgium or abroad.

Article 3: Purpose

The purpose of the Company is:

- the exploitation of biological, chemical or other products, processes and technologies in the sector of life sciences in general and the sector of diagnostics, medicines, pharmaceuticals, cosmetics, chemistry and agro-industry including amongst others veterinary products in particular. “Exploitation” means, amongst others, all activities of research, development, production, marketing and commercialization;

- the acquisition, purchase, sale, licensing, exploitation and realization of intellectual property rights with regard to the above mentioned activities;

- the study, consulting, developing and offering of expertise, engineering and provision of any services with regard to the above mentioned activities.

It may undertake all possible commercial, industrial, financial, movable and immovable transactions, that are directly or indirectly related to its corporate purpose or that are such that they stimulate the realization or development thereof.

It may participate in all companies, associations and undertakings, in Belgium as well as abroad, by way of a contribution, subscription, transfer, participation, legal merger, financial intervention or otherwise, and may as well exercise the functions of director and receiver in case of liquidation in other companies.

The Company may use its assets to guarantee both its own commitments and commitments of third parties.

Article 4: Duration

The Company is incorporated for an indefinite period.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

CHAPTER 2: CAPITAL

Article 5: Subscribed capital

The share capital amounts to one hundred and fourteen million eight hundred thousand seven hundred and twenty-six euro ninety-four cent. (EUR 114,800,726.94).

It is represented by sixty-one million four hundred and nineteen thousand two hundred and ninety-five (61,419,295) shares without par value, each share representing one/ sixty-one million four hundred and nineteen thousand two hundred and ninety-fifth (1/61,419,295th) of the share capital.

Article 6: Authorised capital

6.1 Authorisation

By virtue of the resolution of the extraordinary general shareholders meeting held on 18 July 2013, the board of directors has been expressly authorised to increase the share capital, including by way of the issue of warrants and convertible bonds, in one or more transactions with a total amount equal to the total share capital of the company, i.e., ninety million six hundred ninety-five thousand four hundred and six Euro, twelve cents (EUR 90,695,406.12).

The board of directors may exercise this power for a period of five (5) years as of the date of publication of the relevant resolution of the extraordinary general shareholders meeting held on 18 July 2013 in the Annexes to the Belgian Official Gazette.

This authorisation may be renewed in accordance with the relevant legal provisions.

6.2 Conditions

a.	The capital increases to which may be decided under this authorisation, can take place in accordance with the conditions as are to be decided by the board of directors, such as:

•	by means of a contribution in cash or in kind, subject to the mandatory limits and in accordance with the mandatory conditions provided for by the Belgian Company Code;

•	through conversion of reserves, issuance premiums, profits carried forward and revaluation gains (“herwaarderingsmeerwaarden”); with or without issuance of new shares, with or without voting rights, except that such shares cannot have an issue price lower than the par value of the then existing shares of the company;

•	through issuance of convertible bonds, subordinated or not;

•	through issuance of warrants or bonds to which warrants or other tangible values are attached; and/or

•	through issuance of other securities.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

b.	In the framework of the use of its powers within the framework of the authorised capital, the board of directors may limit or cancel the preferential subscription right of the shareholders in the interest of the company, subject to the mandatory limitations and in accordance with the mandatory conditions provided for by the Belgian Company Code. This limitation or cancellation may also occur to the benefit of the employees of the company and its subsidiaries (to the extent the company should incorporate subsidiaries), and/or, except as prohibited under mandatory law, to the benefit of one or more specific persons that are not employees of the company or its subsidiaries (to the extent the company should incorporate subsidiaries).

c.	If, following a capital increase that has been decided within the framework of the authorised capital, an issuance premium is paid, this shall be automatically booked onto a non-disposable account “Issuance Premiums”, that constitutes a guarantee for third parties in the same manner as the company’s share capital and which, apart from the possibility to convert this reserve into share capital, can only be decreased or reduced to zero in accordance with the conditions provided for by the Belgian Company Code for amendments to the articles of association.

d.	By virtue of the resolution of the extraordinary general shareholders meeting held on 18 juli 2013, the board of directors has also been expressly authorised to increase the share capital in one or more transactions following a notification by the Belgian Financial Services and Markets Authority (FSMA) that it has been informed of a public takeover bid on the company’s financial instruments, through contributions in cash with cancellation or limitation of the preferential subscription rights of the shareholders (including for the benefit of one or more specific persons who are not employees of the company or of its subsidiaries (to the extent the company should incorporate subsidiaries)) or through contributions in kind, with issuance of shares, warrants or convertible bonds, subject to the mandatory terms and conditions provided for in the Belgian Company Code. The board of directors may exercise this power, provided that the relevant notification by the Belgian Financial Services and Markets Authority (FSMA) has been received within a period of three (3) years as of the date of the relevant resolution of the extraordinary general shareholders meeting held on 18 July 2013.

e.	The board of directors is authorised, with full power of substitution, to amend the articles of association upon each capital increase realised within the framework of the authorised capital, in order to bring them in accordance with the new situation of the share capital and the shares.

Article 7: Increase of share capital—Preferential subscription right

Without prejudice to the right of the board of directors to increase the share capital, including by way of the issue of warrants and convertible bonds, within the framework of the authorised capital, the decision to increase the share capital is taken by the general shareholders meeting in accordance with the conditions provided for by the Belgian Company Code applicable to amendments to the articles of association.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

In the event the new shares are issued with an issuance premium, the issuance premium must be immediately paid-up in full upon subscription for the shares. If such an issuance premium is paid, it shall be automatically booked onto a non-disposable account “Issuance Premiums”, that constitutes a guarantee for third parties in the same manner as the company’s share capital and which can only be decreased or reduced to zero in accordance with the conditions provided for by the Belgian Company Code for amendments to the articles of association.

Upon each increase of the share capital (including the issue of warrants and convertible bonds), the shares and convertible bonds subscribed for in cash, as well as warrants that are exercisable in cash, must first be offered to the shareholders, pro rata to that part of the share capital represented by their shares, during a period of at least 15 days as of the day of the opening of the subscription. The shareholders may waive this preferential subscription right.

If a share is subject to a right of usufruct, then the naked owner is entitled to the preferential subscription right. For shares pledged, the owner-pledgor is exclusively entitled to the preferential subscription right.

The preferential subscription right may be limited or cancelled in the interest of the company by the general shareholders meeting, or the board of directors within the framework of the authorised capital, in accordance with the relevant mandatory legal provisions as set forth by the Belgian Company Code.

Article 8: Decrease of share capital

Any decrease of the share capital may only be made by a decision taken by the general shareholders meeting in accordance with the conditions provided for by the Belgian Company Code applicable to amendments to the articles of association, with all shareholders in identical situations being treated equally.

The notice calling the meeting shall indicate the manner in which the proposed decrease will be made and the purpose of the transaction.

Article 9: Request for payment

The obligation to pay up a share in full is unconditional and indivisible.

In case shares that are not paid up in full, are owned by several persons in an undivided manner, each of them shall be liable for the payment of the aggregate amount of the called payable contribution.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The board of directors shall decide upon the request for payment, in full or in part, of the shares on the date chosen by it. The shareholders shall receive notice thereof by way of a registered letter, mentioning the bank account to which the payment must be made by wire or deposit, any other way of payment being excluded. The shareholders shall be in default after the expiry of the date set for payment in such notice and interest shall be due to the company at the at that time applicable legal interest rate, increased with two points.

In addition, the board of directors may, after a second notice by registered letter that remains unanswered during one month, declare the foreclosure of the shareholders’ rights and cause its securities to be sold, without prejudice to the right to claim from such shareholder the amount remaining due as well as any damages. The net proceeds of the sale will be charged to the amount due by the shareholder, such shareholder remaining liable to pay the difference and being entitled to the balance.

As long as the called payable contributions on a share are not paid in full in accordance with this Article 9, the exercise of the rights attached thereto remains suspended.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

CHAPTER 3: SHARES – BONDS – WARRANTS

Article 10: Nature of the shares

The shares shall be in registered, bearer or dematerialised form at the discretion of the shareholders, within the limits and in accordance with the conditions provided for by the Belgian Law of 14 December 2005 on the cancellation of bearer securities (“Wet houdende afschaffing van de effecten aan toonder”). As of 1 January 2014, all shares will in any event be in registered or dematerialised form, at the discretion of the shareholder. In addition, the shares shall in any event always be in registered form in the cases provided for by law.

Until 31 December 2007, any holder of bearer shares can, at any time and at its own expense, request the conversion of its bearer shares into registered or dematerialised shares. In addition, any shareholder can, at any time and at its own expense, request the conversion of dematerialised shares into registered shares and vice versa.

Pursuant to article 463 of the Belgian Company Code, the company will keep at its registered office a register of shares in registered form. On request, holders of registered shares will be provided with an extract from the register at their expense.

The company can also issue dematerialised securities, either at the occasion of a capital increase or by the conversion of existing registered shares or bearer shares into dematerialised shares.

A dematerialised share is represented by the entry into a securities account, in the name of the owner or holder of such dematerialised share, with a certified account holder or with a depository institution. A dematerialised share may be transferred by wiring such dematerialised share from one securities account to another securities account.

The number of all dematerialised shares existing at any time is evidenced by way of a registration in the register of shares in registered form in the name of the depository institution.

In accordance with the Belgian Law of 14 December 2005 on the cancellation of bearer securities, all bearer shares held on securities accounts for which the physical delivery in bearer form has not been requested and obtained prior to 1 January 2008, will continue to exist in the form of dematerialised shares as from 1 January 2008. Bearer shares that are put on a securities account after 31 December 2007 are automatically converted in dematerialised shares as from the moment that they are put on such securities account. Upon expiry of the term set by the Belgian Law of 14 December 2005 on the cancellation of bearer securities, i.e., 1 January 2014, all remaining bearer shares the conversion of which has not been requested or that have not been put on a securities account, will be automatically converted into dematerialised shares. These shares will be booked on a securities account in the name of the company without the company acquiring as a result thereof the quality of owner of such shares. The exercise of the rights attached to such shares will be suspended until the relevant shareholder requests the conversion and such shares are registered in its name in the register of shares in registered form or entered into a securities account held with a certified account holder or with a depository institution.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Contrary to article 558 of the Belgian Company Code, the board of directors is further authorised, within the limits set by law, until 31 December 2013, by ordinary decision, to have the articles of association amended by notarial deed to bring them into line, if further required, with the Belgian Law of 14 December 2005 on the cancellation of bearer securities, as amended from time to time. Any such amendments to the articles of association will be mentioned on the agenda of the first following shareholders meeting for information purposes and will be described in the first following annual report.

Article 11: Indivisibility of the securities

The shares are indivisible vis-à-vis the company.

In the event various persons have entitlements to one share, such persons can only exercise the rights attached to a share through a common representative.

As long as no common representative has been designated vis-à-vis the company, all rights attached to such shares remain suspended.

Any convocation, service of process and other notification by the company to the various persons having entitlements to one share, will be validly and exclusively addressed to the designated common representative.

Article 12: Placement under seal (“zegellegging”)

The heirs, creditors or other rightful claimants of a shareholder may under no pretext interfere in the management of the company, nor provoke the placement under seal of any assets of the company, nor claim the liquidation of the company and the distribution of its assets.

They must, for purposes of the exercise of their rights, comply with the annual accounts and inventories of the company and comply with the decisions of the shareholders meeting.

Article 13: Issue of bonds and warrants

Without prejudice to the provisions of Article 581 of the Belgian Company Code, the board of directors may issue bonds with or without security in rem (“zakelijke zekerheid”). However, only the general shareholders meeting resolving in accordance with the conditions provided for by the Belgian Company Code for amendments to the articles of association, or the board of directors within the framework of the authorised capital, may issue warrants or bonds convertible in shares.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Such bonds and warrants will be in registered, bearer or dematerialised form, subject to the limitations and in accordance with the conditions provided for by the Belgian Law of 14 December 2005 on the cancellation of bearer securities.

Article 14: Acquisition and disposal of own financial instruments

The company can acquire, dispose of or take a pledge on its own shares, profit certificates or certificates relating thereto, subject to compliance with the relevant legal provisions.

CHAPTER 4: TRANSPARENCY OBLIGATIONS

Article 15: Transparency obligations

In accordance with the terms, periods and modalities stipulated in articles 6 up to and including 13 of the Law of 2 May 2007 and the Royal Decree of 14 February 2008 concerning the disclosure of significant participations (hereinafter, the “Transparency Law”), each physical or legal person must notify the company and the Belgian Banking, Finance and Insurance Commission of the number and the percentage of the existing voting rights, which it directly or indirectly holds, as soon as the number of voting rights reaches, exceeds or falls below five percent (5%) or a multiple of five % (5%) (i.e. 10%, 15%, 20%, etc.) of the total number of existing voting rights in accordance with the terms stipulated by the Transparency Law. In accordance with article 18 of the Law of 2 May 2007, such notification is also required each time when the voting rights attached to the securities reach, exceed or fall below the threshold of three percent (3%) of the total number of existing voting rights.

The notification must be done within the term and in the manner as provided by the Transparency Law, i.e., the notification should be addressed to the Belgian Banking, Finance and Insurance Commission and to the board of directors of the company at the latest within four (4) business days starting on the business day following the occurance of the circumstance on the basis of which such notification is mandatory.

The list of business days is available on the website of the Belgian Banking, Finance and Insurance Commission.

Article 16: Voting rights

In accordance with the legal provisions regarding transparency notifications and the Belgian Company Code, no one can participate in the voting at the general shareholders meeting for more votes than the votes attached to shares in respect of which a transparency notification has been made at least 20 days before the date of such meeting in accordance with the articles of association and the applicable legislation regarding transparency notifications.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

CHAPTER 5: Administration and control

Article 17: Composition of the board of directors

The company is managed by a board of directors, acting as collegiate body, composed of minimum three (3) directors, physical or legal persons, whether or not shareholders.

The directors are appointed for a maximum term of four (4) years by the shareholders meeting, which can revoke their mandate at all times. Outgoing directors may be re-elected.

Whenever a legal entity is appointed as a director, it must specifically appoint an individual as its permanent representative, chosen from among its shareholders, managers, directors or employees, and who will carry out the office of director in the name and on behalf of such legal entity. The legal entity may not revoke its permanent representative without simultaneously appointing a successor. The appointment and termination of the office of the permanent representative are governed by the same disclosure rules as if he/she were exercising the office on his/her own behalf.

The mandate of the outgoing directors, who are not re-elected, ends immediately after the shareholders meeting that has decided upon the re-appointment.

When the mandate of a director becomes vacant by reasons of death, dismissal or for any other reason, the remaining directors have the right to provisionally fill the vacancy, subject to the conditions provided for by law. The first following general shareholders meeting shall resolve on the definitive appointment. The newly appointed director shall continue the term of office of the director he/she replaces. As long as the shareholders meeting or the board of directors has not filled a vacancy, whatever the reason may be, the director whose term has expired continues to carry out his/her duties if such is necessary for the board of directors to consist of the statutory minimum number of members.

Article 18: Chairmanship

The board of directors appoints a chairman from among its members.

In case of absence or impediment of the chairman, the board shall appoint a chairman from among its members to replace him.

Article 19: Meetings

The board of directors shall convene upon the convocation by the chairman or the director replacing him, whenever such is required by the interests of the company, as well as upon a request to that effect made by two directors.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

As a principle, at least five (5) days notice of the meetings of the board of directors shall be given to the directors and such convocation is validly made by letter, fax, e-mail or any other means as referred to in article 2281 of the Belgian Civil Code. These convocations contain the agenda of the meeting. Where duly justified by emergency and by the corporate interest of the company, such notice period of five (5) business days may be waived by the unanimous written consent of the directors.

The Board may meet by way of a conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Each director, present or represented at the meeting of the board of directors, is deemed to have been validly convened.

The meetings are held at the registered office of the company or at any other place mentioned in the convocation. Directors which can not be physically present at the meeting, may participate in the deliberations and decisions by means of telecommunication equipment such as telephone or videoconference.

Each director may by means of a document which bears his/her signature (including the electronic signature referred to in article 1322, second paragraph of the Belgian Civil Code), communicated by letter, fax, e-mail or any other means of communication referred to in article 2281 of the Belgian Civil Code, mandate another director to represent him/her at the meeting of the board of directors and to vote on his/her behalf. Any director may represent more than one other director and may cast, besides his/her own vote, as many votes as he/she has received proxies.

Where duly justified by emergency and by the corporate interest of the Company, decisions may be adopted, without a meeting, upon the unanimous written consent of the directors. This procedure, however, may not be used for the approval of the annual accounts and the use of the authorised capital.

Article 20: Deliberation of the board of directors

Without prejudice to article 21 of the articles of association, the board can only validly deliberate and decide if at least the majority of the directors is present or represented. A new meeting must be convened if such quorum is not reached. The second meeting can validly deliberate and decide on the items that were already on the agenda of the first meeting, regardless of the number of directors present or represented. In any event, the meeting of the board of directors can only take place if at least two directors are present.

The board of directors can only validly deliberate and resolve on matters not appearing on the agenda if all members of the board are present or represented at the meeting and consent thereto. This consent is assumed to have been given, when no objection is recorded in the minutes.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The decisions shall be taken by a majority of the votes cast by the directors present or represented, and in case of abstention from voting by one or more of them, by the majority of the votes cast by the other directors present or represented. In case of a tie, the chairman has no casting vote.

Article 21: Conflicts of interest

When a director has a direct or indirect interest of a financial nature as referred to in article 523 of the Belgian Company Code, which is contrary to a decision or transaction that falls within the powers of the board of directors, such director must inform the other directors thereof and the provisions of article 523 of the Belgian Company Code must be complied with by the relevant director, as well as by the board of directors in its deliberations and resolutions.

If a director finds him or herself in this position, he/she is prohibited from participating in the deliberation and voting in connection with the relevant decision or transaction. In these circumstances, even if more than one director finds him or herself in this position, the resolutions can be validly passed by the remaining directors, even if in these circumstances no majority of the directors is considered present or validly represented as required by article 20 of the articles of association.

Article 22: Minutes

The decisions of the board of directors are recorded in minutes, registered or kept in a special register that is kept at the registered office. The minutes shall be signed by the chairman and at least a majority of the members that participated in the deliberation.

The copies or extracts from these minutes, to be produced for legal or other purposes, shall be signed by the chairman or by two directors or by a director entrusted with daily management powers.

Article 23: Powers of the board

The board of directors has the powers to do whatever shall be necessary or useful to achieve the corporate purpose, except such powers as are reserved by law to the shareholders meeting.

Article 24: Advisory committees – Executive committee – Daily management

The board of directors may create, whether or not among its members, any executive committee, nomination committee, remuneration committee, audit committee, any advisory or technical committee, whether or not on a permanent basis, of which it shall determine the composition, the powers and the remuneration (if any) to be charged to the overhead expenses.

The board of directors may delegate or attribute certain special powers to one or more of its members, or even to third parties, whether or not shareholders.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

In accordance with Article 524bis of the Belgian Company Code, the board of directors may transfer all or certain of its management powers to an executive committee, to the exception, however, of the company’s general policy and its powers in connection with acts specifically reserved to the board of directors by other provisions of law.

The executive committee will be composed of more than one member, whether or not directors of the company. The terms and conditions of the appointment, dismissal, remuneration and term of the mandate of the members of the executive committee and the powers and functioning of the executive committee will be determined by the board of directors. The board of directors shall supervise the executive committee.

A member of the executive committee which, directly or indirectly, has a conflict of interest of a financial nature with regard to a decision or transaction that falls within the powers of the executive committee, shall inform the other members of the executive committee thereof prior to the deliberation by the executive committee and shall inform the board of directors thereof. In such case the provisions of article 524ter of the Belgian Company Code shall be applied.

The board of directors may also delegate the daily management of the affairs of the company, as well as the representation of the company regarding such management, to one or more persons who need not be directors, who will bear, if they are a director, the title of managing director. The board of directors may delegate the management of a specific part of the activities of the company determined by it, to one or more managers who need not be directors or shareholders.

The board of directors shall determine their powers and remuneration for such special powers. It shall revoke them and if necessary provide for their replacement.

If the board of directors has delegated the daily management of the affairs of the company to more than one person, such persons may act alone, unless the board of directors has decided that they should act as a collegiate body or jointly.

Also, the daily managers, whether or not directors, can delegate special powers to any representative within the scope of their own powers.

Article 25: Remuneration

The office of director shall not be remunerated, with the exception of the independent directors whose remuneration shall be set by the shareholders meeting. The board of directors is nonetheless authorized to grant to the directors that are charged with special powers or assignments an exceptional remuneration to be charged to the overhead expenses.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Article 25bis: Remuneration of the executive directors and the member of the executive committee

In deviation from article 520ter of the Belgian Company Code, the variable remuneration of the executive directors and/or the members of the executive committee of the Company, and also when the variable remuneration would equal or exceed a fourth of the yearly remuneration, will be based on previously determined objective performance criteria, which are extended over a period that is shorter than the periods stipulated in article 520ter, 2nd paragraph in the Belgian Company Code.

Article 26: Audit

The control of the financial situation, the annual accounts and the regularity of the transactions, to be included in the annual accounts pursuant to the law and the articles of association, must be attributed to one or more statutory auditors (“commissarissen”), members of the Institute of Auditors (“Instituut der Bedrijfsrevisoren”), appointed by the shareholders meeting for a renewable term of three (3) years. The statutory auditors are remunerated according to the rules set forth in the Belgian Company Code.

Article 27: Representation – Instruments and legal transactions

The company may be represented for all instruments, whether or not before the courts, including those in which a public or ministerial official intervenes, without prejudice to the general representation power of the board of directors acting as a collegiate body, by:

•	two directors acting jointly; or

•	in the areas of competence of the executive committee, by three of its members, or by a special proxy (who may or may not be a member of the executive committee); or

•	within the limits of the daily management, by a person or the persons to whom such management has been delegated, acting alone, unless the board of directors has decided that such persons should act as a collegiate body or jointly.

Such signatories do not need to show a prior decision of the board of directors or, as the case may be, of the executive committee vis-à-vis third parties.

The Company is also validly bound by special proxyholders within the limits of their mandate.

When the company is appointed director, manager, member of the executive committee or liquidator of another company, it appoints amongst its shareholders, directors, members of the executive committee or employees a permanent representative who shall be charged with the performance of the mandate in the name and for the account of the company.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

CHAPTER 6: SHAREHOLDERS MEETINGS

Article 28: Composition and powers

The shareholders meeting, duly held, shall represent all shareholders.

It comprises all owners of shares, either directly or through a proxyholder, provided that the legal provisions and articles of association are complied with. The directors, statutory auditors and holders of other registered securities that were issued by the company, receive a notice of the shareholders meeting.

The decisions taken by the shareholders meeting are binding upon all shareholders, including the absent and the nays.

Article 29: Ordinary, special and extra-ordinary meetings

The annual meeting shall be held on the last Thursday of the month of April of each year, at eleven a.m. If this day would be a Belgian public holiday, the annual general shareholders meeting shall be held on the next Business Day.

The board of directors and the statutory auditor may convene a special or an extraordinary shareholders meeting, whenever the interests of the company so require.

The board of directors and the statutory auditor must convene such meeting if shareholders who represent one-fifth of the share capital so request. Such request shall be sent by registered letter to the registered office of the company and shall set forth the agenda on which the shareholders meeting shall have to deliberate and decide. The shareholders meeting must subsequently be convened within three (3) weeks as of this request. Other items than the items listed in the agenda determined by the shareholders, may be added in the notice.

The general, special and extraordinary shareholders meetings shall be held at the registered office of the company, or at any other place indicated in the notice.

Article 30: Notice of meetings

The notices convening general shareholders meetings must be issued in accordance with the formalities and other provisions of the Belgian Company Code.

Holders of registered securities or registered certificates issued with the co-operation of the company, the directors and the statutory auditors will be notified by ordinary letter at least thirty days prior to the date of the shareholders meeting, unless they have individually, expressly and in writing consented to receive the notice by any other means of communication.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The agenda should contain the topics to be discussed as well as the motions to vote.

The above does not bring any prejudice to the possibility for one or more shareholders, who jointly own at least 3% of the authorised capital, provided that the relevant provisions stipulated in the Belgian Company Code have been fulfilled, at the latest on the twenty-second day before the date of the general meeting, to put items on the agenda of the general meeting and to submit motions to vote with respect to the items (to be put) on the agenda. This is not possible when the general meeting is convened by means of a new notice because the required quorum was not reached, and provided that for the first notice the legal provisions are fulfilled, the date of the second meeting is mentioned in the first notice and no new items have been put on the agenda. The Company must receive these requests at the latest on the twenty-second day prior to the date of the general meeting.

The items to be discussed and the motions to vote which would be added to the agenda, will be published in accordance with the stipulations in the Belgian Company Code. If a proxy had already been notified to the Company before the publication of the amended agenda, the proxy holder must observe the relevant stipulations in the Belgian Company Code.

The items to be discussed and the motions to vote which have been put on the agenda in application of the above, will only be discussed if all relevant stipulations in the Belgian Company Code have been fulfilled.

Article 31: Admission to the shareholders meeting

a.	The right to participate in a general meeting of the Company and to exercise the right to vote is only granted on the basis of the registration of the shareholders’ registered shares, on the fourteenth day prior to the general meeting at 24:00 hours CET Belgian time (GMT+1), either through registration in the share register of the Company, or through registration in the accounts of a recognized accountholder or clearing agency, or by submitting of the bearer shares to a financial intermediate, irrespective of the number of shares the shareholders owns on the day of the general meeting.

The day and the hour mentioned previously constitute the registration date.

Holders of dematerialized shares who wish to participate in the general meeting, must submit a certificate issued by a financial intermediate or an authorized account keeper which shows, as applicable, the number of dematerialized shares that are registered on the Registration Date in their accounts in the name of the shareholder. This deposition must have been made at the latest on the sixth day prior to the date of the general meeting at the registered offices of the Company or at the financial institution mentioned in the notice.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Holders of registered shares who wish to attend the general meeting must notify the Company of their intention to participate in the general meeting by letter, fax or e-mail at the latest on the sixth day prior to the date of the meeting.

In a register, designated by the board of directors, for each shareholder who notified the Company of his intention to participate in the general meeting, name and address of the registered offices, the number of shares he owns on the registration date and with which he declares to participate in the general meeting, as well as a description of the documents which show the number of shares he owns on the registration date, is noted.

b.	Prior to participating to the meeting, the holders of securities or their proxy holders must sign the attendance list, thereby mentioning: (i) the identity of the holder of securities, (ii) if applicable, the identity of the proxy holder, and (iii) the number of securities they represent. The representatives of shareholders-legal entities must present the documents evidencing their quality as legal body or special proxy holder of such legal entity. In addition, the proxy holders of shareholders-legal entities or shareholders-physical persons must present the original of their proxy evidencing their powers, unless the notice required the prior deposit of such proxies. The physical persons taking part in the shareholders meeting must be able to prove their identity.

The holders of profit certificates (if any), shares without voting rights (if any), bonds (if any), warrants or other securities issued by the company (if any), as well as the holders of certificates issued with the co-operation of the company and representative securities issued by the company (if any), may attend the shareholders meeting insofar as the law grants them such right with an advisory vote, or, as the case may be, the right to participate in the voting. If they wish to attend, they must abide by the same formalities, requirements to be admitted, form and deposit of proxies, as those imposed on the shareholders.

Article 32: Representation – vote by letter

Each shareholder can grant a proxy to another person, who need not be a shareholder, in writing or by means of an electronic form, in order to be represented in the general meeting.

A shareholder of the Company can only designate one person only as proxy holder for a general meeting. One can only deviate from this in accordance with the relevant stipulations in the Belgian Company Code.

A person acting as a proxy holder may hold a proxy from more than one shareholder. In the event that a proxy holder holds proxies from several shareholders, he can vote in the name of a shareholder differently than in the name of an other shareholder.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The proxy must be signed by a shareholder, if the case may be, by means of an advanced electronic signature in accordance with article 4, §4 of the Law of 9 July 2001 concerning the determination of certain rules pertaining to the legal framework for electronic signatures and certification services, or by means of an electronic signature which meets the conditions set forth in article 1322 of the Civil Code. The notification of the proxy to the Company must be done in writing. This notification can also be done electronically, on the address mentioned in the notice.The Company must have received the proxy at the latest on the sixth day prior to the date of the general meeting.

The board of directors may determine the text of these proxies to the extent that the shareholder’s freedom to vote is respected and that the provisions do not deprive the shareholder of any right.

The joint proprietors, legal proprietors (“naakte eigenaars”) and usufructuaries, as well as the creditors and their pledgees, must be represented by a single person.

Any shareholder also has the right to vote by letter by means of a form determined by the Company and that shall contain the following elements: (i) name and address of the registered offices of the shareholder’s company; (ii) the number of shares with which it participates in the vote; (iii) the type of securities held; (iv) the complete agenda, including the motions to vote; (v) the period during which the Company must receive the form to vote by letter; (vi) the signature of the shareholder; and (vii) the voting intention of the shareholder (for, against or abstention). The shareholder may explain and state the reasons for its voting intention. For the calculation of the quorum, only the forms, which the Company received at the latest on the sixth day prior to the day of the general meeting sent to the address mentioned in the notice, will be taken into account.

The Company may organise a voting by letter electronically.

It determines the practical modalities of the electronic vote and ascertains that the system allows to record the elements mentioned in the first paragraph and to check the capacity and identity of the shareholder and to monitor the observance of the prescribed period of receipt.

The shareholder, who votes by letter, possibly electronically, is obliged to observe the formalities relating to the prior notification stipulated in article 31 of the articles of association.

Article 33: Bureau

The meeting is chaired by the chairman of the board of directors or in his absence, by a director appointed by the other directors. In the absence of the persons indicated above, the meeting shall be presided by the shareholder present who is entitled to the most votes or an accepting shareholder.

The secretary of the company acts as secretary of the meeting, or, in his absence, the chairman appoints a secretary who need not be a shareholder.

The meeting chooses one or more voting surveyors amongst its members, if the number of shareholders present so allows.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The directors that are present complete the bureau.

Article 34: Adjournment

During the meeting, the board of directors has the right to adjourn the resolution in connection with the approval of the financial statements with five weeks. The board of directors also has the right, during the meeting, to adjourn any other shareholders meeting or any other item on the agenda of the general shareholders meeting once for a period of three weeks, even if there shall be no deliberations regarding the annual accounts. Such adjournment does not affect the other resolutions already passed, unless resolved otherwise by the general shareholders meeting in connection therewith.

At the second meeting, the items of the agenda of the first meeting which were not definitively decided upon, shall be settled; additional items may be added to the agenda.

The formalities that have been fulfilled with a view to participating in the first meeting (e.g., deposit of certificates and proxies) remain valid for the second meeting. Shareholders who did not attend the first meeting, will be admitted to the second shareholders meeting if they comply with the formalities set out in the articles of association.

Article 35: Decisions outside the agenda – Amendments – Questions

The shareholders meeting can not validly deliberate or decide upon matters that have not been set out or implied in the agenda.

The board of directors and each shareholder have the right to propose amendments regarding all items and proposals set out in the agenda.

There can only be a deliberation upon matters that have not been included in the agenda by a meeting at which all shares are represented and provided that such is decided by a unanimous vote. The required approval is certain when no opposition is registered in the minutes of the meeting.

The directors respond to the questions, which have been raised by shareholders during the meeting or in writing, with respect to their reports or to the agenda items, insofar as the communication of data or facts is not of any nature that would be detrimental to the business interests of the Company or to the confidentiality which the Company or its directors have committed themselves to.

The statutory auditors respond to the questions, which have been raised by the shareholders during the meeting or in writing, with respect to their reports, insofar as the communication of data or facts is not of any nature that would be detrimental to the business interests of the Company or to the confidentiality to which the Company, its directors or the statutory auditors have committed themselves. They have the right to speak about the accomplishment of their task before the general meeting. In the event that different questions deal with the same subject, the directors and statutory auditors may give one answer to these questions. As soon as the notice is published, the shareholders can ask the above questions in writing in accordance with the relevant provisions of the Belgian Company Code.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

As soon as the notice is published, the shareholders, who fulfilled the formalities as mentioned in article 31 of the articles of association, can ask questions in writing to the directors with respect to their reports or the agenda items, and to the statutory auditors with respect to their reports. These questions should be sent to the Company at the latest on the sixth day prior to the meeting.

The shareholders can also ask questions verbally about the same topics during the meeting.

Article 36: Voting right – Majorities

Each share with voting right shall entitle the holder thereof to one vote.

The annual general shareholders meeting can validly discuss and resolve regardless of the number of shares present or represented at the meeting. The extraordinary general shareholders meetings can only validly discuss and resolve when at least the majority of the shares is present or represented at the meeting, except in the cases where the law impose another quorum requirement (or does not require a quorum).

Without prejudice to special requirements provided for by law or these articles of association, all decisions shall be adopted by a simple majority of votes cast.

The abstentions or the blank votes and the invalid votes shall be ignored in connection with the calculation of the majority at the annual shareholders meeting and the special or extraordinary shareholders meeting for the items on the agenda that do not imply an amendment to the articles of association.

In case of a tie of votes, the proposal is rejected.

For decisions with respect to persons, the voting shall in principle be secret and in writing. For other decisions, the voting shall be verbal by calling off names or by hand raising, unless the bureau or the meeting prior to the vote has decided, by a simple majority of the present or represented votes, to vote secretly.

The shareholders meetings may be, in full or in part, broadcasted by way of video or audio-conference, live or at a later point in time, from the place where the meeting is being held, as the case may be, by using one or more websites. The physical persons participating in the shareholders meeting are deemed to have been informed of the possibility of such broadcast and by being present at the shareholders meeting consent to their image being broadcasted in such a manner.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Article 37: Minutes

In the minutes, the number of shares, for which valid votes have been extended, is recorded for each resolution, as well as the percentage the shares represent in the authorised capital, the total number of valid votes, and the number of votes in favour or against each resolution and the possible number of abstentions.

The minutes of the general meetings shall be signed by the members of the bureau and the shareholders that so request. They are registered or kept in a special register.

The copies or extracts of these minutes, to be produced before the courts or elsewhere, as well as the certified copies to be issued to third parties, shall be signed by the chairman of the board of directors or by two directors or by a director entrusted with daily management powers.

CHAPTER 7: FINANCIAL YEAR – FINANCIAL STATEMENTS – ALLOCATION OF PROFITS – DISTRIBUTIONS

Article 38: Financial year – Financial statements

The financial year shall begin on 1 January and shall end on 31 December of each year.

At the end of each financial year, the books and documents are closed and the board of directors draws up the inventory, as well as the annual accounts, in accordance with the relevant legal provisions. The annual accounts comprise the balance sheet, the profit and loss accounts and the explanatory notes thereto, which are indivisible.

The board of directors will also draw up an annual report in accordance with the relevant legal provisions.

As soon as the notice for the meeting is published, the shareholders may examine the annual accounts and the other documents as stipulated in the Belgian Company Code.

Article 39: Allocation of the profits

The net profits of the financial year shall be established according to the legal provisions.

Each year, five (5) per cent of these net profits shall be transferred to a legal reserve fund.

When the legal reserve fund reaches one tenth (1/10) of the share capital of the company, such withholding shall not longer be mandatory; it must be resumed when the legal reserve is drawn from.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

The balance shall be allocated according to a simple majority decision of the shareholders meeting upon proposal of the board of directors.

Article 40: Interim dividends

The board of directors shall be authorised to decide at its own responsibility to pay out interim dividends, and to decide upon the amount and the date of payment thereof.

Article 41: Payment of dividends

The dividends shall be paid at the places and times determined by the board of directors.

All dividends attributed to the holders of registered shares that are not collected within five years, shall be prescribed and shall remain acquired by the company. They shall be added to the reserve fund.

CHAPTER 8: DISSOLUTION – LIQUIDATION

Article 42: Dissolution

The voluntary dissolution of the company can only be decided by an extraordinary general shareholders meeting and with due observance of the relevant legal rules. After dissolution, the company will continue to exist by law as a legal person for the purpose of its liquidation until the liquidation is completed.

In case of dissolution of the company for whatever reason, the shareholders meeting shall, by simple majority of votes, appoint and dismiss the liquidator(s), determine their powers and the manner of liquidation. In case no liquidators are appointed, the directors that are in office at the time of dissolution shall act as liquidators.

The shareholders meeting shall fix the remuneration of the liquidators, if any.

In case there is more than one liquidator, the shareholders meeting shall decide whether the liquidators represent the company acting alone, together or on a collegiate basis.

The liquidators can only take up their function after confirmation of their appointment by the shareholders meeting by the Commercial Court pursuant to article 184 of the Belgian Company Code.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

Article 43: Distribution

After payment of all debts, charges and expenses of the liquidation or after the consignment of the sums necessary for that purpose, the liquidators distribute, in accordance with the relevant legal provisions, the net assets in cash or in securities to the shareholders pro rata to the number of shares that they own. If not all the shares have been paid up to the same extent, the liquidators restore the balance, either by making additional calls, or by making prior payments.

UNOFFICIAL TRANSLATION OF THE ORIGINAL DUTCH ARTICLES OF ASSOCIATION

FOR INFORMATION PURPOSES ONLY

CHAPTER 9: GENERAL PROVISIONS

Article 44: Jurisdiction

For all disputes between the company, its shareholders, bondholders, warrant holders, directors, statutory auditors and liquidators regarding the business of the company and the performance of these articles of association, the courts of the place of the registered office shall have exclusive jurisdiction, unless the company explicitly renounces thereto.

Article 45: Election of domicile

The shareholders, holders of profit certificates, bondholders, warrantholders, holders of certificates, directors and liquidators, that are domiciled abroad and that have not elected domicile in Belgium, properly notified to the company, shall be deemed to have elected domicile at the registered office of the company, where all deeds can validly be served on them or notified to them, and the company has no other duty than to keep such deeds available for the addressee.

Article 46: Common law

The shareholders shall fully comply with Belgian law (as well as the occasional modifications thereto).

Consequently, the provisions of the Belgian Company Code which have not explicitly been deviated from, shall be deemed to be included in the present deed and any provision that infringes upon the mandatory provisions of the Belgian Company Code, shall be considered as not having been written.

The provisions of these articles of association which are literal reproductions of the legal provisions are set out herein for information purposes only and, for the purpose of article 554 of the Belgian Company Code, shall not acquire the status of being part of the articles of association.

CHAPTER 10: TRANSITIONAL PROVISIONS

Article 47: Dematerialised shares

Any reference to dematerialised shares in these articles of association will only have effect as per 1 January 2008.